EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION ANNOUNCES

2003 YEAR END AND FOURTH QUARTER RESULTS

Houston, Texas – April 13, 2004. Goodrich Petroleum Corporation today announced financial and operating results for the year and quarter ended December 31, 2003. As announced on March 30, 2004, the Company has restated its financial statements for the years ended December 31, 2001 and 2002 and the first three quarters of 2003 due to the correction of a systematic error in the calculations of its non-cash depreciation, depletion and amortization expense since 1997. The effects of the restatement on prior period financial statements are reflected herein. Reference is hereby made to the Company’s Form 10-K annual report for the year ended December 31, 2003 filed yesterday with the Securities and Exchange Commission for a comparison of the previously reported amounts to the restated amounts. The restatement adjustments had no impact on the Company’s oil and natural gas reserves, working capital or cash flow from operating, investing or financing activities.

REVENUES.

Total revenues for the three months ended December 31, 2003 increased by 67% to $9,742,000 versus $5,834,000 for the three months ended December 31, 2002. This increase resulted from a 31% increase in oil and gas production volumes, primarily due to added production from the Company’s Burrwood/West Delta field, as well as higher gas prices. In the fourth quarter of 2003, prices received by the Company were $5.06 per Mcf of gas and $30.27 per barrel of oil versus prices of $3.46 per Mcf of gas and $32.01 per barrel of oil in the fourth quarter of 2002.

Total revenues for the year ended December 31, 2003 increased by 71% to $32,698,000 versus $19,100,000 for the year ended December 31, 2002. This increase resulted from a 21% increase in oil and gas production volumes, due to several successful well completions since the third quarter of 2002, as well as higher prices for oil and gas. In the year ended December 31, 2003, prices received by the Company were $5.11 per Mcf of gas and $29.49 per barrel of oil versus prices of $3.08 per Mcf of gas and $25.09 per barrel of oil in the year ended December 31, 2002.

NET INCOME.

In the three months ended December 31, 2003, the Company reported net income of $1,534,000, or $0.08 per share, compared to a loss of $229,000 ($0.01 per share) in the prior year period. After giving effect to preferred stock dividends of $158,000, net income applicable to common stock was $1,376,000, or $0.07 per share, in the fourth quarter of 2003 compared to a net loss of $387,000 ($0.02 per share) in the prior year period.

In the year ended December 31, 2003, the Company reported net income, before cumulative effect of change in accounting principle, of $3,923,000, or $0.22 per share, compared to a loss of $951,000 ($0.05 per share) in the prior year period. Due to the adoption of a new accounting standard for asset retirement obligations, the Company recorded a non-cash cumulative effect of change in accounting principle amounting to $205,000 ($0.01 per share) in the first quarter of 2003 reducing net income, before preferred stock dividends, to $3,717,000, or $0.21 per share. After giving effect to preferred stock dividends of $633,000, net income applicable to common stock was $3,084,000, or $0.17 per share, in the year ended December 31, 2003, compared to a net loss of $1,590,000 ($.09 per share) in the prior year period.

CASH FLOW.

Net cash flow from operations, before changes in working capital increased by 185% to $5,413,000 in the three months ended December 31, 2003 compared to $1,902,000 in the three months ended December 31, 2002. Net changes in current assets and current liabilities resulted in a $765,000 increase in working capital in the three months ended December 31, 2003, compared to an increase of $2,748,000 in the three months ended December 31, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities), primarily due to mark-to-market accounting of its oil and gas and interest rate hedges.

Net cash flow from operations before changes in working capital was $17,567,000 in the year ended December 31, 2003 compared to $3,760,000 in the year ended December 31, 2002. Net changes in current assets and current liabilities resulted in a $519,000 decrease in working capital in the year ended December 31, 2003 compared to a $1,589,000 increase in the year ended December 31, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities), primarily due to mark-to-market accounting of its oil and gas and interest rate hedges.

PRODUCTION.

Net production increased in the three months ended December 31, 2003 by approximately 31% to 118,134 barrels of oil and 1,054,320 Mcf of gas, or 1.76 billion cubic feet equivalent (“Bcfe”), versus 107,490 barrels of oil and 696,184 Mcf of gas, or 1.34 Bcfe in the three months ended December 31, 2002. For the full year 2003, net production increased by approximately 21% to 484,444 barrels of oil and 3,361,041 Mcf of gas, or 6.3 Bcfe, versus 451,564 barrels of oil and 2,477,790 Mcf of gas, or 5.2 Bcfe in 2002.

RESERVES.

Year end 2003 oil and gas reserves increased by approximately 6% to 77.7 Bcfe verses 73.7 Bcfe at year-end 2002. The 2003 year-end reserves were comprised of approximately 30.9 Bcf (45%) of natural gas and 7.8 million barrels (55%) of crude oil, with approximately 58% being classified as developed. The pre-tax present value of the Company’s proved oil and gas reserves at year end, using the SEC’s standardized measure which includes discounting of future cash flows at ten percent (10%) and utilizing year end oil and gas prices of $6.42 per Mcf and $31.75 per barrel, was approximately $215 million.

CAPITAL EXPENDITURES.

Capital expenditures totaled $4,562,000 in the three months ended December 31, 2003, compared to $2,845,000 in the three months ended December 31, 2002. In the year ended December 31, 2003, capital expenditures increased by 146% to $19,898,000 compared to $8,079,000 in the year ended December 31, 2002. During 2003, the Company participated in the drilling of twelve (12) gross wells, of which nine (9) were successfully completed for a drilling success ratio of seventy-five percent (75%).

For the year 2004, the Company has established a preliminary capital expenditure budget of $25 million, which will be focused on its core operating areas in Louisiana, as well as on its recently acquired acreage position in the Cotton Valley Trend of North Louisiana and East Texas. The Company expects to finance its 2004 capital expenditures out of operating cash flow and borrowing capacity under its senior credit facility. In December 2003, the borrowing base under the Company’s senior credit facility was increased from $23 million to $28 million, providing the Company with $8 million of unutilized borrowing capacity at December 31, 2003. Additionally, the term of the senior credit facility was extended for another two years to the end of 2006.

OPERATIONS UPDATE.

Burrwood/West Delta 83 Fields. The Company recently announced two new discovery wells on its Dempsey and Norton prospects at Burrwood and West Delta 83. The Dempsey prospect was drilled to a total depth of approximately 12,265’ measured depth and encountered approximately 140’ of net pay in five different sands. As previously reported, the Company has tested two of the productive sands, the 10,600’ sand and the 9,100’ sand, and anticipates initial production to commence in May. The Norton prospect was drilled to 11,035’ measured depth and encountered approximately 40’ of net pay in the 10,500’ sand. The Company is currently completing the well and anticipates test results and initial production to commence in May.

Cotton Valley Trend. The Company has acquired interests in approximately 33,000 gross acres in the Cotton Valley Trend of East Texas and North Louisiana. The Cotton Valley Trend, which is typified by the known presence of natural gas in relatively low porosity (6%-10%) sandstones over a large geologic interval, provides the opportunity for a potentially large number of low-risk drilling locations. The Company has acquired interests in the following areas:

East Texas. In the first quarter of 2004, the Company commenced a new drilling initiative, focused on the Cotton Valley Trend in the East Texas Basin in Rusk, Panola and Smith counties. As of April 9, 2004, the Company has acquired an interest in approximately 15,000 gross acres and is attempting to acquire additional acreage in the area. The Company, which has a current weighted average working interest of approximately 80% in the acquired leases, has preliminarily budgeted approximately $6.5 million in lease acquisition and drilling capital expenditures for 2004. However, with positive drilling results, the Company may accelerate its drilling capital expenditures in this Trend in order to develop its large acreage position in a timely fashion.

Bethany-Longstreet Field. The Company has approximately 18,000 gross acres under farmout in the Bethany-Longstreet field in Caddo and DeSoto parishes Louisiana. In the fourth quarter of 2003 the Company completed three exploratory wells on the acreage, to approximate depths of 7,500 feet. Two of the three wells have been tested from multiple upper Hosston sands at a combined rate of approximately 1,000 Mcf per day and production from the wells is expected to commence once production facility and flowline hookups are completed. The Company is currently drilling its initial Cotton Valley test well in the field, the Taylor No. 1, which it anticipates to be drilled to a total depth of approximately 10,500’ by the end of April. The Company is the operator and owns an approximate 70% working interest in the field.

Plumb Bob Field. In the fourth quarter of 2003, the Company commenced a workover and well reactivation program in the Plumb Bob field in St. Martin Parish, Louisiana. The program has presently restored production capabilities in three wells at a combined gross rate of approximately 350 barrels of oil per day. The Company is continuing its workover operations in the field and is also acquiring a 32 square mile 3-D seismic survey, which is expected to be completed in the second quarter of 2004. The Company is the operator and owns an approximate 70% working interest in the field.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended December 31,
	2003	2002
		(as restated)
Selected Income Data

Total Revenues	$9,741,714	$5,834,203

Lease Operating Expense	1,688,421	1,951,963
Production Taxes	700,916	507,744
Depletion, Depreciation and Amortization	2,763,534	1,868,264
Exploration	419,348	82,488
Impairment of oil and gas properties	335,558	342,079
General and Administrative	1,321,695	1,290,285
Interest Expense	305,200	235,413
(Gain) Loss on Sale of Assets	(162,713)	(97,254)

Income (Loss) Before Income Taxes	2,369,755	(346,779)
Income Taxes	835,643	(117,955)

Net Income (Loss)	1,534,112	(228,824)
Preferred Stock Dividends	158,365	158,366

Net Income (Loss) Applicable to Common Stock	$1,375,747	$(387,190)

Net Income (Loss) Per Common Share - Basic
Net Income (Loss)	$0.08	$(0.01)

Net Income (Loss) Applicable to Common Stock	$0.08	$(0.02)

Net Income (Loss) Per Common Share - Diluted
Net Income (Loss)	$0.07	$(0.01)

Net Income (Loss) Applicable to Common Stock	$0.07	$(0.02)

Average Common Shares (Basic)	18,128,801	17,857,389
Average Common Shares (Diluted)	20,612,028	17,857,389

Selected Cash Flow Data

Operating cash flow, before changes in working capital (non GAAP)	$5,413,375	$1,902,333
Net changes in working capital	765,316	2,747,772

Net cash provided by (used in) operating activities	$6,178,691	$4,650,105

(GAAP)

Selected Operating Data

Net Natural Gas Produced (Mcf)	1,054,320	696,184
Average Price Per Mcf	$5.06	$3.46
Net Crude Oil Produced (Bbl)	118,134	107,490
Average Price Per Bbl	$30.27	$32.01

	Year Ended December 31,
	2003	2002
		(as restated)
Selected Income Data
Total Revenues	$32,697,692	$19,099,929

Lease Operating Expense	6,247,588	7,757,310
Production Taxes	2,314,643	1,664,065
Depletion, Depreciation and Amortization	9,075,430	7,262,914
Exploration	2,248,802	1,019,180
Impairment of oil and gas properties	335,558	342,079
General and Administrative	5,314,487	4,467,641
Interest Expense	1,051,198	985,185
(Gain) Loss on Sale of Assets	66,116	(2,941,062)

Net Income (Loss) Before Income Taxes	6,043,870	(1,457,383)
Income Taxes	2,121,080	(506,666)

Net Income (Loss) Before Cumulative Effect	3,922,790	(950,717)
Cumulative Effect of Change in Accounting Principle	(205,293)	—

Net Income (Loss)	3,717,497	(950,717)
Preferred Stock Dividends	633,463	639,753

Net Income (Loss) Applicable to Common Stock	$3,084,034	$(1,590,470)

Net Income (Loss) Per Common Share - Basic
Net Income (Loss) Before Cumulative Effect	$0.22	$(0.05)
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income (Loss)	$0.21	$(0.05)

Net Income (Loss) Applicable to Common Stock	$0.17	$(0.09)

Net Income (Loss) Per Common Share - Diluted
Net Income (Loss) Before Cumulative Effect	$0.19	$(0.05)
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income (Loss)	$0.18	$(0.05)

Net Income (Loss) Applicable to Common Stock	$0.15	$(0.09)

Average Common Shares (Basic)	18,064,329	17,908,182
Average Common Shares (Diluted)	20,481,800	17,908,182

Selected Cash Flow Data

Operating cash flow, before changes in working capital (non GAAP)	$17,566,953	$3,760,275
Net changes in working capital	(519,007)	1,588,547

Net cash provided by operating activities (GAAP)	$17,047,946	$5,348,822

Selected Operating Data

Net Natural Gas Produced (Mcf)	3,361,041	2,477,790
Average Price Per Mcf	$5.11	$3.08
Net Crude Oil Produced (Bbl)	484,444	451,564
Average Price Per Bbl	$29.49	$25.09